Exhibit 99.1

Horsehead Holding Corp. Announces Third Quarter 2011 Earnings

PITTSBURGH--(BUSINESS WIRE)--November 4, 2011--Horsehead Holding Corp. (Nasdaq: ZINC) reported consolidated net earnings of $23.1 million, or $0.52 per diluted share, for the third quarter of 2011, including a noncash mark-to-market adjustment related to open hedge positions that increased net earnings by $23.7 million, or $0.54 per diluted share. The net loss of $(0.7) million, excluding the hedge adjustment, or $(0.02) per diluted share for the third quarter of 2011, compares to a net loss for the third quarter of 2010 of $(2.4) million, or $(0.05) per diluted share.

“Demand for our products and services continued to be strong for the quarter. However, we experienced unusually high operating costs and reduced shipments due to production difficulties at the Monaca smelter, planned maintenance outages, and other one-time costs combined with higher energy costs,” said Jim Hensler, President and Chief Executive Officer. “INMETCO turned in another solid quarter.”

“We are pleased to have our hedging program in place for 2012 and the first half of 2013, although it has caused, and may continue to cause, volatility in reported earnings. Our financing activities during the third quarter including the convertible notes offering and the new revolving credit facility have helped us to accumulate $250 million of cash as of September 30, 2011. We believe we are well positioned to move forward with the new zinc plant project,” Hensler said.

Third Quarter Highlights

  The LME zinc price averaged $1.01/lb for the third quarter of 2011 compared to $0.91/lb for the prior year’s third quarter and $1.02/lb for the second quarter of 2011. The LME nickel price averaged $10.00/lb for the third quarter of 2011 compared to $9.61/lb for the third quarter of 2010 and $10.96/lb for the second quarter of 2011.
  Shipments of zinc products increased 2.7% versus the prior year’s quarter and were 5.4% below the second quarter of 2011 as zinc production was down 8.7% on a sequential quarter basis.
  Net sales increased $14.0 million, or 15%, to $107.6 million for the quarter after excluding $38.3 million of favorable noncash hedge effects, compared to $93.6 million for the prior year’s quarter after excluding $3.1 million of noncash hedge charges. Higher average price realization and shipment volume increased zinc related sales by $7.3 million while sales from nickel-based products and services increased by $2.5 million. Net sales for the quarter also included $4.2 million in sales of excess coal related to the idling of the Monaca power plant. The prior year’s zinc product sales were negatively affected by the temporary shutdown of the refinery operation at our Monaca, Pennsylvania facility. On a sequential quarter basis, excluding noncash hedge effects, net sales were 2.4% below the second quarter of 2011, reflecting primarily reduced production of zinc associated with the operational issues at our zinc smelting facility.
  Cost of sales, excluding depreciation and amortization, increased $10.6 million, or 12.3%, to $96.1 million versus the prior year’s quarter. This increase reflects the effect of the higher shipment volume, higher recycling costs associated with planned maintenance outages, increased energy costs and an increase in purchased feedstock. The portion of feed to the smelter derived from EAF dust decreased to 72.9% for the current quarter, compared to 84.9% for the third quarter of 2010 and 74.6% for the second quarter of 2011, reflecting reduced zinc production in the prior year’s quarter due to the temporary shutdown of the refinery operation and reduced production of zinc calcine in the current year quarter due to the planned maintenance outages. INMETCO’s cost of sales was $1.7 million higher than for the prior year’s quarter, reflecting a 10% increase in volume of shipments. On a sequential quarter basis, cost of sales were $5.0 million higher in the third quarter compared to the second quarter of 2011 and included $5.1 million related to excess coal sold as a result of idling the power plant during the quarter and a $0.8 million lower of cost or market adjustment to inventory at the end of the quarter as a result of the decline in the LME zinc price as of September 30, 2011.
  Cash generated by operating activities was $16.3 million for the quarter ended September 30, 2011, reflecting reduced net working capital during the quarter. Investing activities contributed $8.2 million of cash during the quarter as the release of restrictions on $21.4 million of cash was partially offset by $13.2 million of capital spending. The release of restricted cash was enabled under the new revolving credit facility. Financing activities contributed $96.1 million of cash, reflecting primarily the net proceeds from the convertible notes offering completed during the quarter. At September 30, 2011, cash and cash equivalents were $250.1 million and debt was $78.9 million.

Shipments and Production Data

	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010
Zinc production - tons	31,904	28,074	101,330	93,566
Zinc product shipments - tons	35,651	34,703	109,800	104,970
Zinc contained - tons	32,770	33,080	101,113	96,397
Net sales realization
Zinc products - per lb	$1.03	$0.93	$1.05	$0.98
Zinc products -per lb zinc contained	$1.12	$0.98	$1.14	$1.07
EAF dust receipts - tons	133,832	134,621	405,836	410,114
Nickel remelt alloy shipments - tons	7,232	6,575	20,939	19,593
LME average zinc price - per lb	$1.01	$0.91	$1.04	$0.96
LME average nickel price - per lb	$10.00	$9.61	$11.04	$9.62

Business Outlook

Hensler added, “Steel industry capacity utilization continues to be in the low-to-mid 70 percent level. While we continue to believe there is still considerable upside to current dust receipt levels in the long-run, we expect to see a slight decline in steel output and, hence, dust receipts in the fourth quarter based on recent public comments by several steel producers. We will complete the series of previously announced major maintenance outages at our recycling plants in early November. We recently announced that we had entered into a ten-year agreement to expand and extend our recycling services with Nucor Steel. We expect to begin receiving dust from the additional Nucor plants under this new agreement by the beginning of next year. At projected steel industry operating levels, it is likely that we will idle one or more kilns in our recycling plants until such time that we begin receiving the additional Nucor dust. In addition, we have taken the annual maintenance outage at INMETCO early in the fourth quarter.

Productivity at our smelter returned to normal late in the third quarter, which should result in production levels for the fourth quarter returning closer to second quarter levels. We expect energy costs to decline somewhat going forward as metallurgical coke prices have moderated slightly and electricity costs at our smelter will be lower in the fourth quarter as a result of our new power contract.

The clearing agent for the majority of our hedges has been MF Global UK Limited, a U.K. affiliate of MF Global. As has been widely reported, MF Global Holdings Ltd. and MF Global Finance USA filed for U.S. bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code earlier this week, and a special administration order was issued in the United Kingdom in respect of MF Global UK Limited, appointing partners of KPMG LLP as joint administrators responsible for managing its business. While there are many uncertainties surrounding the impact of this week's bankruptcy filings on us, we currently believe that our LME-registered hedging contracts, which include all of our put and call options for 2012 and 2013, can be transferred to alternate clearing members of the London Clearing House without any loss to the Company. We are actively pursuing the transfer of these contracts and we intend to closely monitor this rapidly-unfolding situation.

We continue to see steady demand for zinc metal and zinc oxide. We expect to continue to operate our full complement of six zinc smelting furnaces for the balance of the year and into the next year. INMETCO continues to operate at full capacity even though tolling receipts softened during the quarter. We have begun to realize the results of the capacity expansion investments we have been making at INMETCO. We expect to be well-positioned to service the U.S. stainless steel industry when new stainless melting capacity is expected to come on-line in mid-2012.

We are pleased to announce that on November 1, 2011 we acquired all of the outstanding shares of Zochem Inc, a zinc oxide producer located in Brampton, Ontario, for a cash purchase price of $15 million. This acquisition will broaden our geographic reach, provide added flexibility, and allow us to diversify the technologies we use to produce zinc oxide for our customers. Horsehead Corporation expects to continue to operate its current zinc oxide production facilities.

We continue to be on track with our plans to construct a new lower-cost, environmentally-friendly zinc production facility in Rutherford County, North Carolina. Site preparation work, preliminary permitting activities and engineering continue to be underway. We have begun to order longer lead time equipment and continue to target startup of the new plant by the third quarter of 2013.

Our estimate for the construction cost of the new zinc plant remains at $350 to $375 million. Once fully operational, it should provide us with annual incremental EBITDA of approximately $90 to $110 million.

The plant will utilize the ZINCEXTM solvent extraction technology combined with state-of-the-art electro-winning and casting capabilities for production capacity in excess of 150,000 tons of zinc metal per year from recycled sources. The new plant will be capable of producing special high grade (SHG) zinc and continuous galvanizing grade (CGG) in addition to the Prime Western (PW) grade that the Company currently produces. In addition, the new plant will be capable of recovering value from other metals contained in the feedstock including silver, lead and copper.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, November 4, 2011, at 11:00 am EDT to discuss its third quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 230-1096
International: (612) 288-0340

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 220760 then click Go.

A replay of the call will be available beginning at 1:00 pm EDT on Friday, November 4, 2011, and ending on Friday, November 11, 2011, at 11:59 pm EST. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 220760

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America, and Zochem Inc., the second largest single site producer of zinc oxide in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and has eight facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the Zochem acquisition and the cost savings and other benefits we expect to achieve from our new zinc plant once fully operational, the ultimate cost to construct the new plant and our ability to secure any additional required financing for it on acceptable terms or at all, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010

Net sales	$145,840	$90,549	$350,845	$286,063
Cost of sales (excluding depreciation and amortization)	96,084	85,524	274,231	242,504
Insurance claim income	-	-	10,347	-
Gross profit (excluding depreciation and amortization)	49,756	5,025	86,961	43,559
Depreciation and amortization	5,289	4,430	15,890	13,212
S G & A expenses	5,734	4,616	15,795	14,306
Income (loss) from operations	38,733	(4,021)	55,276	16,041
Interest expense	1,751	308	2,354	920
Interest and other income	914	113	1,434	673
Income (loss) before taxes	37,896	(4,216)	54,356	15,794
Income tax provision (benefit)	14,842	(1,863)	20,198	5,657
Net income (loss)	$23,054	$(2,353)	$34,158	$10,137

Earnings (loss) per diluted share	$0.52	$(0.05)	$0.77	$0.23

Weighted average diluted shares outstanding	44,049	43,358	44,194	43,637

EBITDA (1)	$6,287	$4,337	$50,229	$33,531

Balance Sheet Items (unaudited)

	Sept 30, 2011	December 31, 2010

Cash and cash equivalents	$250,138	$109,557
Other current assets	137,947	126,198
Property, plant and equipment, net	229,201	218,652
Other assets	32,907	41,729
Total assets	$650,193	$496,136

Current liabilities	81,273	65,635
Long-term debt	78,936	255
Other long-term liabilities	66,087	57,236
Stockholders’ equity	423,897	373,010
Total liabilities and stockholders’ equity	$650,193	$496,136

Segment Information (unaudited)

	Three months ended Sept 30, 2011				Nine months ended Sept 30, 2011
	Horsehead Corporation	INMETCO	Other	Total	Horsehead Corporation	INMETCO	Other	Total
Net sales	$128,758	$17,328	$(246)	$145,840	$302,699	$48,886	$(740)	$350,845
Income before income taxes	31,305	6,591	_	37,896	36,940	17,416	_	54,356

	Three months ended Sept 30, 2010				Nine months ended Sept 30, 2010
	Horsehead Corporation	INMETCO	Other	Total	Horsehead Corporation	INMETCO	Other	Total
Net sales	$77,727	$13,092	$(270)	$90,549	$247,894	$38,870	$(701)	$286,063
(Loss) income before income taxes	(7,836)	3,620	_	(4,216)	5,865	9,929	_	15,794

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income (loss):
EBITDA	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010

Net income (loss)	$23,054	($2,353)	$34,158	$10,137
Noncash hedge adjustments	(38,452)	3,369	(23,217)	2,527
Noncash compensation expense	717	559	2,280	1,751
Income tax provision (benefit)	14,842	(1,863)	20,198	5,657
Interest expense	1,751	308	2,354	920
Interest and other income	(914)	(113)	(1,434)	(673)
Depreciation and amortization	5,289	4,430	15,890	13,212
EBITDA	$6,287	$4,337	$50,229	$33,531

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000